Exhibit 99.1

News Announcement         For Immediate Release

NEXSTAR BROADCASTING ENTERS INTO DEFINITIVE AGREEMENT

TO DIVEST FIVE STATIONS IN FIVE MARKETS FOR $115 MILLION

Aggregate Value of Station Divestitures Related to Media General

Transaction Approximates $545 Million, Exceeding Original Expectation

IRVING, Texas, June 13, 2016 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar,” “the Company”) and Media General, Inc. (NYSE: MEG) (“Media General”) announced today that Nexstar has entered into a definitive agreement to sell five stations in five markets to USA Television MidAmerica Holdings, LLC (an affiliate of MSouth Equity Partners and Heartland Media, LLC) (“USA TV”) for $115 million in cash following the acquisition of Media General by Nexstar.

	City of License	DMA Rank	Station	Affiliation	Owner
1	Ft. Wayne, IN	111	WFFT-TV	FOX	Nexstar
2	Rochester, MN	153	KIMT	CBS	Media General
3	Terre Haute, IN	155	WTHI-TV	CBS	Media General
4	Lafayette, IN	187	WLFI-TV	CBS	Media General
5	Saint Joseph, MO	201	KQTV	ABC	Nexstar

On January 27, 2016, Nexstar and Media General entered into a definitive merger agreement whereby Nexstar will acquire all outstanding shares of Media General.  The planned divestiture of WFFT-TV, KIMT, WTHI-TV, WLFI-TV and KQTV reflects Nexstar’s stated intention to divest certain television stations in order to comply with the Federal Communication Commission’s (“FCC”) local and national television ownership rules and to obtain FCC and Department of Justice (“DOJ”) approval of the proposed Nexstar / Media General transaction.  Earlier this week shareholders of both Nexstar and Media General approved Nexstar’s acquisition of Media General.

The sale of WFFT-TV, KIMT, WTHI-TV, WLFI-TV and KQTV to USA TV is subject to FCC approval, other regulatory approvals, the closing of the Nexstar / Media General transaction and other customary closing conditions and is expected to be completed on, or about the time of, the closing of the Nexstar / Media General transaction, which is expected later this year.

The total gross consideration for all recently announced station divestiture agreements related to the Media General transaction (including USA TV, Gray Television Group, Inc., Graham Media Group, Inc., Bayou City Broadcasting Lafayette, Inc. and Marquee Broadcasting, Inc.) is approximately $545 million and represents a seller’s multiple of 11.1x average 2014/2015 broadcast cash flow, exceeding the Company’s previously disclosed expectations.

Wells Fargo Securities, LLC served as the lead financial advisor and Deutsche Bank Securities Inc. served as co-advisor for Nexstar in connection with the proposed station sale. MMTC Media and Telecom Brokers served as a co-broker for the transaction. Kirkland & Ellis LLP served as legal counsel for Nexstar and Fried, Frank, Harris, Shriver & Jacobson LLP served as legal counsel for Media General.  Sutherland Asbill & Brennan LLP served as legal counsel for USA TV.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 104 full power television stations reaching 54 markets or approximately 18.1% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all transactions Nexstar will own, operate, program or provide sales and other services to 171 television stations and their related low power and digital multicast signals reaching 100 markets or approximately 39% of all U.S. television households. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar and Media General claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome and benefits of a transaction between Nexstar and Media General and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Media General (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar and Media General undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the definitive joint proxy statement/prospectus of Nexstar and Media General and Media General’s and Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800